UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12
Aruba Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)
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ARUBA NETWORKS, INC.

Notice of Annual Meeting of Stockholders
To Be Held December 18, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Aruba Networks, Inc. that will be held on Tuesday, December 18, 2007 at 1:00 p.m., Pacific Time, at the Company’s principal executive offices, located at 1322 Crossman Avenue, Sunnyvale, California 94089, for the following purposes:

1. To elect eight directors to hold office until the 2008 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, stockholders of record at the close of business on October 26, 2007, will receive a Notice of Internet Availability of Proxy Materials and may vote at the annual meeting and any postponements or adjournments of the meeting. We expect to mail the Notice of Internet Availability of Proxy Materials on or about November 7, 2007.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the annual meeting may vote in person even if he or she previously voted by another method.

By Order of the Board of Directors,

Dominic P. Orr
President, Chief Executive Officer, and
Chairman of the Board of Directors

Sunnyvale, California
November 7, 2007

i

ARUBA NETWORKS, INC.
1322 Crossman Ave.
Sunnyvale, California 94089

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Aruba Networks, Inc. (the “Company” or “Aruba”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, December 18, 2007 at 1:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of the Company’s proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

The Company expects to mail the Notice of Internet Availability on or about November 7, 2007, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the Company’s principal executive offices, located at 1322 Crossman Avenue, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of October 26, 2007. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 1:00 p.m., Pacific Time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability has been sent directly to you by the Company.

Beneficial owners — Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on October 26, 2007 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the close of business on the Record Date, there were 79,348,936 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting, or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote”?

A:	A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial owners — Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice of Internet Availability or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Time, on December 17, 2007 or by following the instructions at www.investoreconnect.com. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone — Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability explaining this procedure.

Mail — You may request a proxy card from the Company, and indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” Proposal One and “FOR” Proposal Two.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the proxyholders will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with the Company’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s General Counsel or should be sent so as to be delivered to the Company’s principal executive offices, Attention: General Counsel.

A stockholder of record that has voted via the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on December 17, 2007.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

1. The election of eight directors to hold office until the 2008 annual meeting of stockholders or until their respective successors have been duly elected and qualified; and

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

Q:	What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:	Proposal One — A majority of the votes duly cast is required for the election of directors. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election. The Board of Directors recommends that you vote your shares “FOR” each of the eight nominees listed in Proposal One.

Proposal Two — The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors recommends that you vote your shares “FOR” Proposal Two.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will bear all expenses of soliciting proxies. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2008, which ends on January 31, 2008.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to the Company’s principal executive offices, Attention: General Counsel.

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials — Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Company’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2008 annual meeting of stockholders, stockholder proposals must be received by the Company’s General Counsel no later than July 10, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, the Company’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. The Company’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to the Company’s General Counsel, which notice must contain the information specified below.

To be timely for the 2008 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Company’s General Counsel at the principal executive offices of the Company between August 20, 2008 and September 19, 2008. For all matters that a stockholder proposes to bring before the annual meeting, the notice must set forth (1) the name and record address of the stockholder proposing such business, (2) the class and number of shares of the Company which are beneficially owned by the stockholder, (3) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (4) any material interest of the stockholder in such business.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company is not required to present the proposal for vote at such meeting.

Additional Information

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:	If you received more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate copy of the Notice of Internet Availability?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability because some brokers and other nominee record holders may be participating in the practice of “householding,” which reduces duplicate mailings and saves printing and postage costs. If your Notice of Internet Availability is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact the Company’s investor relations department at (408) 754-3058 or write to the Company at 1322 Crossman Avenue, Sunnyvale, California 94089.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	All stockholders and beneficial owners will have the ability to access the Company’s proxy materials, free of charge, at www.investoreconnect.com with their control number referred to in the Notice of Internet Availability. The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007 (the “2007 Annual Report on Form 10-K”) is also available on the Internet as indicated in the Notice of Internet Availability. In addition, you can access this proxy statement and the 2007 Annual Report on Form 10-K by going to the investor relations section of the Company’s website at www.arubanetworks.com. The 2007 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

Q:	What is the mailing address for the Company’s principal executive offices?

A:	The Company’s principal executive offices are located at 1322 Crossman Avenue, Sunnyvale, California 94089.

Any written requests for additional information, copies of the proxy materials and 2007 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors and all of whom are presently directors of the Company. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
NOMINEES LISTED BELOW.

Information Regarding the Nominees

The name, age and principal occupation of each nominee as of September 30, 2007, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

			Director
Name of Nominee	Age	Principal Occupation	Since

Dominic P. Orr	56	President, Chief Executive Officer and Chairman of the Board of Directors	2002
Keerti Melkote	37	Vice President, Products and Partnerships	2002
Bernard Guidon	60	Executive Management Consultant	2006
Emmanuel Hernandez	52	Chief Financial Officer, SunPower Corporation	2006
Michael R. Kourey	48	Senior Vice President, Finance and Administration and Chief Financial Officer, Polycom, Inc.	2007
Douglas Leone	50	General Partner, Sequoia Capital, L.P.	2002
Shirish S. Sathaye	46	General Partner, Matrix Partners	2002
Daniel Warmenhoven	56	Chief Executive Officer, Network Appliance, Inc.	2006

Dominic P. Orr has served as our president and chief executive officer since April 2006. From October 2001 through April 2006, Mr. Orr was a private investor. Mr. Orr was President, Content Networking Business Unit at Nortel Networks, a global supplier of communication equipment, from October 2000 to October 2001, and continued as a consultant to Nortel Networks until October 2002. Prior to joining Nortel Networks, Mr. Orr served as the president and chief executive officer of Alteon WebSystems from August 1996 until its acquisition by Nortel Networks in October 2000. Mr. Orr has more than 20 years of experience in the computer systems and communication networking industry and has held senior positions at Bay Networks, Hewlett-Packard and Hughes Aircraft. Mr. Orr is a member of the Sciences Board of Visitors at the University of California, Los Angeles. Mr. Orr also serves on the boards of directors of several private companies. Mr. Orr received his B.S. in physics from the City College of the City University of New York and his M.S. and Ph.D. from California Institute of Technology.

Keerti Melkote is a co-founder and has served as our vice president since February 2002. He has held numerous operating roles including product management, marketing and business development and currently serves as the vice president of product and partnerships. In 2001, Mr. Melkote was at Tahoe Networks, a cellular mobile data networking company, where he served as the senior director of product management and marketing. Prior to joining Tahoe Networks, Mr. Melkote was director of product management at the Shasta IP Services division of Nortel Network from 1999 to 2001. Mr. Melkote has also held various product management, technical marketing and engineering positions at Cisco Systems and Intel Corporation. Mr. Melkote received his M.S.E.E. from Purdue University with an emphasis on distributed systems and TCP/IP networking.

Bernard Guidon has been an executive management consultant since February 2002. Prior to starting his consulting firm, Mr. Guidon spent twenty-five years working with Hewlett Packard, most recently serving as Vice President and General Manager of the Hewlett Packard Professional Services Organization from 1999 until 2002. He served on the boards of directors of InfoGain Corporation and Starview Technology, both privately held companies, and was also a member of the advisory board of Volubill, a mobile phone software company located in France, until October 2007. Mr. Guidon received his M.S. in Electrical Engineering from the Ecole Nationale Supérieure d’Electrotechnique, d’Electronique, d’Informatique, d’Hydraulique et des Télécommunications in France.

Emmanuel Hernandez has served as chief financial officer of SunPower Corporation since April 2005. Prior to joining SunPower, Mr. Hernandez served more than 11 years as the executive vice president of finance and administration and chief financial officer at Cypress Semiconductor Corporation. Mr. Hernandez currently serves on the boards of directors of ON Semiconductor and Integration Associates. Mr. Hernandez received his B.S. in Accounting from the University of Nueva Caceres in the Philippines, his CPA license from the Philippine Institute of Certified Public Accountants and his M.S. in Finance from Golden Gate University in San Francisco.

Michael R. Kourey has served as senior vice president, finance and administration and as a director of Polycom, Inc., a publicly-held unified collaborative communications solutions company, since January 1999 and as chief financial officer since January 1995. He served as vice president, finance and administration of Polycom from January 1995 to January 1999 and as vice president, finance and operations from July 1991 to January 1995. Mr. Kourey serves on the board of directors of Riverbed Technology, Inc. and serves on the Advisory Board of the Business School at Santa Clara University. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University.

Douglas Leone has been at Sequoia Capital, L.P., a venture capital firm, since July 1988 and has been a general partner since 1993. Mr. Leone also serves on the boards of directors of several private companies. Mr. Leone received his B.S. in Mechanical Engineering from Cornell University, his M.S. in Industrial Engineering from Columbia University and his M.S. in Management from the Massachusetts Institute of Technology.

Shirish S. Sathaye has been a general partner at Matrix Partners, a venture capital firm, since May 2001. Prior to joining Matrix Partners, Mr. Sathaye was first the vice president of engineering and then the chief technology officer at Alteon WebSystems. Prior to Alteon WebSystems, Mr. Sathaye was the director of the ATM Switch Product Group at FORE Systems. Mr. Sathaye also serves on the boards of directors of several private companies. Mr. Sathaye received his M.S. in Electrical Engineering from Virginia Tech and his Ph.D. in Electrical and Computer Engineering from Carnegie Mellon University.

Daniel Warmenhoven served as president and chief executive officer of Network Appliance, Inc., from October 1994 to May 2000, when he resigned the role of president. He currently serves as chief executive officer and is a member of the board of directors of Network Appliance. Prior to joining Network Appliance, Mr. Warmenhoven served in various capacities, including president, chief executive officer, and chairman of the board of directors of Network Equipment Technologies, Inc., a telecommunications company, from November 1989 to January 1994. Prior to Network Equipment Technologies, Mr. Warmenhoven held executive and managerial positions at Hewlett-Packard from 1985 to 1989 and IBM Corporation from 1972 to 1985. Mr. Warmenhoven also serves on the boards of directors of Stoke, Inc. and PowerFile, Inc., both privately held companies. Mr. Warmenhoven received his B.S. in electrical engineering from Princeton University.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending July 31, 2008, and recommends that the stockholders vote for ratification of such appointment. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since the Company’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by PricewaterhouseCoopers LLP for the fiscal years ended July 31, 2006 and July 31, 2007.

	Fiscal 2006	Fiscal 2007

Audit Fees(1)	$108,982	$1,795,605
Audit-Related Fees(2)	—	29,750
Tax Fees(3)	69,654	39,716
All Other Fees(4)	2,474	2,400

Total	$181,110	$1,867,471

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the Company’s quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Also includes fees for services associated with SEC registration statements, including registration statements related to the Company’s initial public offering in March 2007, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

(2)	Consists of fees billed for assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm.

(3)	Consists of fees billed for tax compliance, consultation and planning services.

(4)	Consists of fees billed for products provided by PricewaterhouseCoopers, LLP.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008, the Audit Committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Subsequent to our IPO, effective March 27, 2007, the Audit Committee pre-approved all audit and non-audit services and fees of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE

Code of Business Conduct

The Board of Directors sets high standards for the Company’s employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

In addition, the Board of Directors has adopted a Code of Business Conduct, which is applicable to all of the Company’s directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct is available on the Company’s website at www.arubanetworks.com. The Company will also post on this section of its website any amendment to the Code of Business Conduct, as well as any waivers of the Code of Business Conduct, which are required to be disclosed by the rules of the Securities and Exchange Commission (“SEC”) or The NASDAQ Stock Market LLC (“Nasdaq”).

Independence of the Board of Directors

During fiscal 2007, the Board of Directors undertook a review of the independence of the directors and considered whether any director has a material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors determined that, with the exception of Dominic P. Orr, the Company’s President and Chief Executive Officer, and Keerti Melkote, the Company’s Vice President, Products and Partnerships, all of its other members are “independent directors” as that term is defined in the Nasdaq listing standards. The Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings and Committees

During the fiscal year ended July 31, 2007, the Board of Directors held a total of seven meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings held by all committees of the Board of Directors on which he served during the past fiscal year. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Bernard Guidon, Emmanuel Hernandez and Michael R. Kourey, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Hernandez is the chairman of the Audit Committee. The Board of Directors has determined that Mr. Hernandez and Mr. Kourey are “audit committee financial experts” as defined under the rules of the SEC. The Audit Committee met twice during fiscal 2007. The Audit Committee is responsible for, among other things:

•	Overseeing the accounting and financial reporting processes and audits of the Company’s financial statements;

•	Selecting and hiring the Company’s independent registered public accounting firm, and approving the audit and non-audit services to be performed by the independent registered public accounting firm;

•	Assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, internal accounting and financial controls, the Company’s compliance with legal and regulatory requirements, and the qualifications, independence and performance of the Company’s independent registered public accounting firm;

•	Providing to the Board of Directors information and materials to make the Board of Directors aware of significant financial and audit-related matters that require the attention of the Board of Directors;

•	Overseeing the Company’s risk management and significant financial policies, including the Company’s investment policies, credit policies, capital expenditure policies and foreign exchange and hedging policies; and

•	Preparing the Audit Committee Report that the SEC requires in the Company’s annual proxy statement.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.arubanetworks.com.

The Audit Committee Report is included in this proxy statement on page 31.

Compensation Committee

The Compensation Committee currently consists of Douglas Leone and Shirish S. Sathaye, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Leone is the chairman of the Compensation Committee, which met seven times during fiscal 2007 and also took certain actions by written consent. The Compensation Committee is responsible for, among other things:

•	Overseeing the Company’s compensation policies, plans and benefit programs and making recommendations to the Board of Directors with respect to improvements or changes to the plans and adoption of other plans;

•	Reviewing and approving with respect to the Company’s chief executive officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, signing bonuses or payments of relocation costs, and any other benefits, compensation or arrangements;

•	Evaluating and approving the corporate goals and objectives relevant to the compensation of the Company’s chief executive officer;

•	Administering the Company’s compensation plans; and

•	Preparing the Compensation Committee Report that the SEC requires in the Company’s annual proxy statement.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.arubanetworks.com.

The Compensation Committee Report is included in this proxy statement on page 21.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Shirish S. Sathaye and Daniel Warmenhoven, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Warmenhoven is the chairman of the Corporate Governance and Nominating Committee, which did not meet during fiscal 2007. The Corporate Governance and Nominating Committee is responsible for, among other things:

•	Assisting the Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors for each annual meeting of stockholders;

•	Evaluating the performance of current members of the Board of Directors eligible for reelection;

•	Developing principles of corporate governance and recommending them to the Board of Directors;

•	Overseeing compliance by the Board of Directors and its committees with applicable laws and regulations, including those promulgated by the SEC and the Nasdaq Stock Market;

•	Evaluating director compensation;

•	Recommending persons to be members of each Board committee; and

•	Overseeing the evaluation of the Board of Directors and management.

The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by the Company’s stockholders. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.arubanetworks.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, Douglas Leone and Shirish Sathaye served as members of the Compensation Committee. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

Attendance at Annual Stockholder Meetings by the Board of Directors

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. The Company did not hold an annual meeting of stockholders in fiscal 2006.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. The Corporate Governance and Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors.

Stockholder recommendations for candidates to the Board of Directors must be directed in writing to the Company’s General Counsel at the Company’s principal executive offices and must include the candidate’s name, detailed biographical data and qualifications, home and business contact information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock. There are no differences in the manner by which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Board of Directors.

Contacting the Board of Directors

The Board of Directors welcomes the submission of any comments or concerns from stockholders. These communications will go directly to the Company’s General Counsel. If a communication does not relate in any way to Board of Directors matters, the General Counsel will deal with the communication as appropriate. If the communication does relate to any matter of relevance to the Board of Directors, the General Counsel will relay the message to the Chairman of the Corporate Governance and Nominating Committee, who will determine whether to relay the communication to the entire Board of Directors or to the non-management directors. If you wish to submit any comments or express any concerns to the Board of Directors, please send them to Board of Directors, Aruba Networks, Inc., Attention: General Counsel, 1322 Crossman Avenue, Sunnyvale, California 94089.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of Aruba, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of Aruba’s overall financial results and individual contributions by executives and employees. Within this overall philosophy, our objectives are to:

•	Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•	Align the financial interests of executive officers with those of Aruba’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a total compensation package that is comparable to other similar sized venture backed and newly public companies in order to attract and retain top talent.

Prior to our initial public offering (our “IPO”) in March 2007, our Board of Directors made all of the compensation determinations. Since our IPO, the Compensation Committee of the Board of Directors has guided our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives (and before our IPO, the Board of Directors used these objectives) as a guide in establishing the compensation programs, practices and packages offered to Aruba’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although the Company has no formal or informal policies regarding such allocations. During all of fiscal 2007 and continuing into the current year, the compensation for our named executive officers consists of two primary components: base salary and equity awards. Aruba considers the proper allocation between long-term and short-term incentives by considering the balance that is required to retain executives and reward them for the short-term success of our business while appropriately motivating the executives to strive to achieve the Company’s longer-term goals, such as profitability. We also consider the need to offer compensation packages which are comparable to those offered by companies competing with Aruba for executive talent. In allocating between cash and non-cash compensation, we informally weigh similar concerns. For instance, in allocating between types of compensation, the Compensation Committee believes that cash compensation and generally available benefits (such as 401(k) plan participation and health benefits) should be competitive with the external job market, in order to allow the Company to attract and retain talent, and sets other aspects of non-cash compensation (that is, equity awards) in a manner intended to both be competitive with the job market and provide appropriate incentives to the executives. However, the Compensation Committee does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation. As an additional example of the manner in which the above-noted concerns impact the allocation between cash and non-cash compensation, prior to our IPO, the Board of Directors approved compensation for our named executive officers that was weighted toward equity compensation. This served to incentivize the named executive officers to assist Aruba in achieving a successful IPO, and also worked to preserve our cash resources.

Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the “Fiscal 2007 Summary Compensation Table” on page 22, are referred to as the “named executive officers.”

Role and Authority of the Board of Directors and the Compensation Committee

Prior to the IPO

As noted, prior to the IPO, the Board of Directors exercised final decision-making authority with respect to the compensation of our named executive officers. Although the Board of Directors had the authority to engage outside consultants for assistance in determining executive compensation, it did not do so prior to the IPO. During this time, Aruba’s compensation programs reflected the fact that Aruba was a start up technology company and, as such, the Board felt it was appropriate to rely on its collective experience, and the recommendations and experience of the management team, in our industry in general.

Since the IPO

Since our IPO in March 2007, the Compensation Committee has had the final decision-making authority with respect to the compensation of our named executive officers, except that with respect to the compensation package of Mr. Orr, our Chief Executive Officer, the Compensation Committee makes recommendations to the full Board of Directors for approval by a majority of the independent directors. The members of the Compensation Committee are directors Douglas Leone and Shirish Sathaye. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.arubanetworks.com.

Since our IPO, the Compensation Committee has carried out the Board of Directors’ responsibilities to: (i) oversee Aruba’s compensation policies, plans and benefits programs; (ii) approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Aruba’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our named executive officers and other key employees, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation program and philosophy.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Aruba’s Human Resources department as the Compensation Committee determines to be appropriate. The Compensation Committee has not engaged outside consultants to review the Company’s compensation plans or arrangements. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers without the assistance of outside consultants, based on the comparative market data provided by management, the members’ own experience and knowledge regarding compensation matters, and Aruba’s general compensation philosophy and goals. The Compensation Committee has no plans to engage outside consultants with respect to the fiscal 2008 planning process but may, at some time in the future, engage such consultants if it feels that doing so is necessary or appropriate. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. For instance, either Steffan Tomlinson, the Company’s Chief Financial Officer, Alexa King, the Company’s General Counsel, or Aaron Bean, the Company’s VP, Human Resources, attended each of the seven Compensation Committee meetings during fiscal 2007. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so.

The Compensation Committee meets monthly to review management’s recommended equity awards in accordance with the Company’s equity granting policy and to discuss pertinent compensation related issues as necessary and appropriate. The Compensation Committee also meets two to three times per year to review the Company’s equity granting plans as recommended by management. The Compensation Committee intends to annually review the base salaries of the named executive officers. This review typically will occur in the second quarter of each fiscal year.

In addition, the Board has delegated limited authority to a committee consisting of the Chief Executive Officer and the Chief Financial Officer of the Company (the “Equity Award Committee”) to grant equity awards within certain parameters. The Equity Award Committee may grant awards only with respect to consultants, new hires and promotions for employees below the level of Vice President (and with respect to new hires, who are not expected to shortly thereafter become a Vice President or above). In any fiscal year, the Equity Award Committee may grant, in the aggregate, stock options and stock appreciation rights covering no more than 87,500 shares to any individual. In any fiscal year, the Equity Award Committee may grant, in the aggregate, no more than 30,000 shares covered by restricted stock units, restricted stock or other full-value awards. Given these parameters and the Compensation Committee’s regularly scheduled monthly meetings, the Equity Award Committee met on only two occasions during fiscal 2007.

Role of Executive Officers in Compensation Decisions

Prior to the IPO

Prior to the IPO, the Board of Directors obtained recommendations with respect to the compensation programs, practices and packages for the named executive officers. Mr. Orr, our Chief Executive Officer, is a member of the Board of Directors and therefore participated in meetings relating to executive compensation. However, he left the meetings when his own compensation was discussed.

Since the IPO

The Compensation Committee on occasion meets with Mr. Orr, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers. At least annually, the Compensation Committee considers, but is not bound by and does not always accept, Mr. Orr’s recommendations for the named executive officers. These meetings typically occur immediately following quarterly meetings of the Board of Directors or as part of a regularly scheduled monthly Compensation Committee meeting. Since December 2006, recommendations with respect to equity award grants have been made as part of the Company’s formal equity award grant process, pursuant to which management submits equity award recommendations to the Equity Award Committee (with respect only to employees who are not named executive officers) and/or the Compensation Committee. These recommendations are submitted on or prior to the second Monday of each month and approved equity awards are granted effective as of a specified future date in accordance with the policy and as described further below.

Ms. King, the Company’s General Counsel, and/or Mr. Bean, the Company’s VP, Human Resources, regularly attend meetings of the Equity Award Committee and/or the Compensation Committee but they leave the meetings as appropriate when matters of executive compensation are discussed. In addition, Mr. Orr and other executives or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses Mr. Orr’s compensation package — salary as well as equity — without him present. Those discussions are held by the Compensation Committee and then recommendations are made to the full Board of Directors for approval by a majority of the independent directors.

Role of Compensation Consultant

As noted, the Compensation Committee has not engaged outside consultants to review the Company’s compensation plans or arrangements. However, Aruba’s management team does rely on outside consultants as a source of data for management’s competitive analysis of our executive and general employee compensation. In fiscal 2007, Aruba’s management team engaged ICR Limited (“ICR”) to provide data regarding base salary, bonus and equity awards for the surveyed group described below and expects to continue to utilize ICR’s services during fiscal 2008. Aruba’s management considered this data in making recommendations at the end of calendar year 2006 for named executive officer base salaries for fiscal 2007 and for mid-fiscal 2007 base salary increases. Aruba’s management in turn provides Aruba’s compensation data to ICR for use in its market data survey. Aruba’s management team uses the ICR data as a tool in making recommendations to the Compensation Committee on compensation adjustment and new hire offers that are consistent with Aruba’s compensation philosophy and goals. ICR does not provide any additional services to Aruba. Although ICR does not provide services directly to the Compensation Committee, Aruba’s management shares some of the comparative data it receives from ICR with the Compensation Committee for use in its decision-making.

To compare our executive and general employee compensation program for fiscal 2007 to the market, ICR surveyed technology companies and published their pay practices. Some of the companies surveyed are: IBM, Hewlett-Packard, Microsoft, Dell, Cisco, SAP, Nokia, FreeScale Semiconductor, Oracle, EMC, Accenture, Nortel Networks, MySpace, Lucent, Computer Associates, Agilent, EDS, Wipro, Seagate, Sun Microsystems, Infineon

Technologies, Motorola, Avaya, and Yahoo. The employers included in the survey are companies that have employees with similar experience and education levels to Aruba’s employees. In order to maintain competitiveness within the marketplace, Aruba considers this peer group data in determining its executive compensation. As described further below, Aruba expects to target base salaries for named executive officers for fiscal 2008 in the general range of the 60th percentile as compared to the surveyed companies. The ICR data provided generally is broken down both by geographic location and company size. This allows us to generally target percentiles that are appropriate for our more specific market. For instance, when targeting base salaries for our named executive officers in the California Bay Area, we generally will target the 60th percentile of the base salaries for comparable Bay Area positions among the surveyed companies.

Components of Compensation

The principal components of our executive officer compensation include:

•	Base salary;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Aruba’s success depends. The full set of components also allows us to reward performance and provide continued incentives throughout the fiscal year, primarily through the vesting of equity awards. Aruba’s standard option grants vest in part after 12 months of service and then vest monthly. We believe that it is important to reward performance throughout the year by providing for monthly vesting in order to continue to retain key talent. Further, we believe that having option grants vest after a one year “cliff” and then vest monthly after that provides our named executive officers with an incentive to appropriately balance their focus on short-term and long-term strategic goals. Stock options also work as the main tool for long-term motivation for management to increase stockholder value and work toward Aruba’s long-term strategic goals. Aruba believes that stock options are an effective compensation tool for this, since the value of the stock options is directly related to the value of our common stock. The base salary component provides a reward for the executive’s day-to-day efforts on behalf of the Company. Retirement benefits under our 401(k) plan and our generally available benefit programs allow us to offer benefits comparable to those offered in the marketplace. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. However, the Compensation Committee will review these elements of compensation on occasion and will alter or add to the elements if it believes that they no longer achieve Aruba’s compensation objectives or fall within Aruba’s general compensation policy.

The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) as well as any proposed severance or change of control protection on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.

In fiscal 2007, prior to our IPO, the Board of Directors set compensation packages for our named executive officers, and determined the use and relative weight of the various compensation components, based on their industry knowledge and on management’s recommendations — which in turn were based on survey data and management’s industry knowledge — as to compensation packages for the named executive officers. As described in further detail above, our Directors are all technology industry veterans and drew upon their industry knowledge in making these decisions. As noted previously, executive compensation at that time was weighted more toward equity compensation than base salary, which both preserved Aruba’s cash resources and focused our named executive officers on increasing the value of Aruba common stock through the achievement of a successful IPO. Later in fiscal

2007, after our IPO, the Compensation Committee revised the base salary packages for Messrs. Tomlinson, Wilmer and Melkote for the reasons described in further detail below.

For fiscal 2008, the Compensation Committee expects the use and weight of the executive compensation components to continue to be based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the survey noted below and by the general experience and knowledge of our Compensation Committee members. In setting compensation levels for a particular named executive officer, the Compensation Committee considers both individual and corporate factors, as further discussed below.

Base Salary and Variable Incentive Awards

Base Salary

Aruba provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.

Prior to the IPO, management made recommendations to the Board of Directors for base salaries based on industry knowledge and survey data, and the members of the Board of Directors relied on these recommendations and their own knowledge of industry competitive pay practices to set the base pay for the named executive officers. The Board made initial determinations with respect to the fiscal 2007 base salaries of the named executive officers at the end of 2006. However, since Sriram Ramachandran, our VP, Engineering, and Mr. Orr each began employment late in fiscal 2006, their compensation packages were deemed to be sufficiently up to date and were not reviewed at that time.

During the post-IPO portion of fiscal 2007, salary increases were recommended to the Compensation Committee based on survey data. The Compensation Committee approved an increase in the annual base salary of Steffan Tomlinson, our Chief Financial Officer, from $195,000 to $235,000. This raise was awarded based on increased responsibilities as a public company Chief Financial Officer as well as a reward for the successful launch of our IPO. Our VP of Business Operations, Richard Wilmer, was also given a raise from $195,000 to $210,000 to reflect increased responsibilities in managing sales operations and customer support functions. Our VP, Products and Partnerships, Keerti Melkote, was also given a raise from $175,000 to $195,000 to reflect increased responsibilities in managing product marketing as well as a reward for the successful launch of our IPO.

In conjunction with the Company’s annual performance review process, the Compensation Committee intends to review executive officer base salaries in the second quarter of fiscal 2008. During this process, the Chief Executive Officer will review the performance of the named executive officers and will report those findings to the Compensation Committee. Management will also make recommendations to the Compensation Committee regarding base salaries. A named executive officer’s personal performance will be judged in part on whether the Company’s business objectives have been met. In setting base salaries for fiscal 2008, management and the Compensation Committee will consider each named executive officer’s experience, skills, knowledge, responsibilities and performance and Aruba’s performance as a whole. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Aruba. We will aim to keep salaries in line with the external job market, with particular emphasis in staying attractive in the expensive California Bay Area. Increases over the prior year’s base salary also will be considered within the context of our overall annual merit increase budget to ensure that any increases are fiscally prudent and/or feasible for the Company. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these budgets other than the annual business planning process.

In general, fiscal 2008 base salary compensation is expected to be targeted at approximately the 60th percentile as compared to the companies surveyed by ICR. As noted, the Company reviews the comparative data provided by ICR and focuses most closely on peer companies that are similar in size and geographic location. ICR survey data is presented by size of company and location, among other factors. The Company currently believes that targeting base salary at approximately the 60th percentile will be appropriate, as we believe that targeting percentiles slightly above the middle of the range will enable the Company to be both competitive and fiscally prudent. We expect that base salaries will, in certain circumstances, deviate from this general percentile target. For instance, there likely will be named executive officers who had compensation packages in place prior to the IPO that will be above the market norms for public companies. The Compensation Committee may determine that it is appropriate to continue that executive’s compensation at the same levels in order to continue to retain and incentivize such individual.

We intend to maintain a target of approximately the 60th percentile of the surveyed group as a basis for making compensation decisions for the management team and the employee base until such time as Aruba believes that they no longer are appropriate in light of Aruba’s performance or a change in our compensation philosophy or objectives.

Variable Incentive Awards

In fiscal 2007, management recommended to the Compensation Committee, and the Compensation Committee approved, the elimination of the bonus program that was in place for fiscal 2006. This action was taken because management felt it was not appropriate to grant bonuses to any employees of the Company until such time as the Company achieved profitability. In connection with the elimination of the bonus program, management recommended that the base salaries of the named executive officers (with the exception of Mr. Orr and Mr. Ramachandran, each of whom had been recently hired) be increased for fiscal 2007 to be more in line with the Company’s assessment of the market standard with respect to base salaries. The Company felt that this allocation of resources toward base salary rather than bonus was appropriate given Aruba’s need to stay competitive with its competitors with respect to base salaries in order to retain its key executives and its focus on achieving profitability. Aruba still does not offer bonuses or other variable incentive plans and instead continues to focus executive compensation towards long-term equity based incentives and competitive base salaries. This philosophy essentially sets profitability as our first performance goal for variable incentives. By holding out profitability as a prerequisite for consideration of eligibility for individual performance based or variable incentive plans, Aruba sends its executive team a strong message that profitability is a shared goal that its named executive officers should all assist in achieving. We believe that achieving profitability is essential to the long-term success of the Company and to the long-term increase in stockholder value, and therefore is appropriate to set out as an initial hurdle to the consideration of bonuses and other variable incentives. Aruba’s current intent is to revisit this issue only after the Company has achieved profitability on a GAAP basis, though the Compensation Committee may reconsider this matter as is appropriate.

Long-Term, Equity-Based Incentive Awards

The goal of Aruba’s long-term equity-based incentive program is to align the interests of named executive officers with Aruba’s stockholders and to provide each named executive officer with a significant incentive to manage Aruba from the perspective of an owner with an equity stake in the business. Equity-based awards are granted to our named executive officers under our 2002 Stock Plan and 2007 Equity Incentive Plan and were approved by the Board of Directors prior to the IPO and after the IPO by the Compensation Committee or the Board of Directors.

For the portion of fiscal 2007 prior to the IPO, management made recommendations to the Board of Directors for equity awards based on its assessment of the vested and unvested grants of the named executive officers. There was no formalized process for the refresh grants. However, management’s goal was to ensure that named executive officers had sufficient unvested equity awards to retain them. Management felt that, as a pre-IPO company, unvested stock was the main factor in continuing to motivate and retain key talent. Given this focus, management did not feel it was necessary to rely on the ICR survey data and did not do so.

Since the IPO, equity award grants are generally made within grant guidelines established in fiscal 2007 by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. With respect to the named executive officers, management makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist the Company in keeping its equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing its available equity pool and its overhang.

For fiscal 2008, the Compensation Committee intends to continue to grant equity awards. The Compensation Committee will determine the size of long-term, equity-based incentives based on each named executive officer’s position within Aruba and will seek to set a level that will create a meaningful opportunity for stock ownership. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee will take into account an individual’s recent performance. The Compensation Committee has not formalized the process by which it will take an individual’s performance into account, but may do so in the future.

In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also will review the following factors:

•	The number of shares subject to awards granted to an individual in a given role or position;

•	The number of shares owned, and the number of shares subject to equity awards granted by role or position as a percentage of total shares owned, option shares granted, shares of restricted stock granted and shares subject to restricted stock unit awards granted or outstanding as a percentage of total common stock outstanding; and

•	The individual’s vested and unvested equity positions.

The Compensation Committee views these factors as the main motivators to retain and attract key management talent.

On a total Company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Aruba during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The Compensation Committee believes that analyzing the above factors allows them to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares the Company has available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and the Company’s overhang.

Equity Award Practices

For fiscal 2008 Aruba has shifted from granting only stock options to a mix of options and restricted stock units. The restricted stock units currently are used as a component of compensation for the broader employee population. However, to date, the named executive officers have been granted only stock options. Prior to the IPO, our option plan did not allow for the granting of restricted stock units; further, restricted stock units are not a typical compensation tool among private technology companies. As a result, only stock options were granted prior to the IPO. Although the Company has not granted restricted stock units to any of the named executive officers since the IPO, the Compensation Committee intends to consider granting them in the future. Given our status as a newly public company and our emphasis on growth and the increase of long-term stockholder value, we believe that granting the equity awards to our named executive officers in the form of stock options has provided the appropriate incentives to increase the value of our stock. Further, the vesting schedule (described above) that is applied to these stock options provides not only a strong retention tool, but also appropriately balances each named executive officer’s focus on the short-term and long-term goals of the Company. However, Aruba has found that restricted stock units provide a useful recruiting mechanism to compete with both public and private companies that are offering share grants to attract key talent. As a result, we intend to consider giving a combination of stock options and restricted stock units to our named executive officers in the future.

Prior to December 2006, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board of Directors approved the grant. During fiscal 2007 but prior to December 2006, this was accomplished through actions by written consent. In December 2006, our Board of Directors adopted a policy providing for approval of equity awards in advance of a future effective grant date. In particular, on or prior to the second Monday of each month, management submits its recommendations for employee equity awards to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the second Friday of the month following the date of approval by the Compensation Committee, as applicable. If the second Friday of the month precedes the second Monday of the month, then equity awards shall be granted effective as of the third Friday of the month. It is the Company’s policy to not time equity award grants in relation to the release of material non-public information and it is the intent of this policy to specify the timing of effectiveness of equity awards granted thereunder in order to avoid such timing. Aruba follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Aruba’s common stock on the grant date.

As noted, the Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to Aruba’s executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of Aruba’s common stock. In addition, to the extent Aruba’s stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that equity awards typically vest over a three- or four-year period.

Stock Ownership Guidelines

At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers or otherwise. During fiscal 2008, the Board of Directors intends to reconsider adopting such guidelines after receiving input from the Compensation Committee and the Corporate Governance and Nominating Committee, which will review Aruba’s fiscal 2008 peer companies in the ICR survey data and their respective guidelines, consider other components typically included in stock ownership guidelines, and consider other relevant factors.

Aruba has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Aruba’s common stock. In addition, each named executive officer has entered into a Rule 10b5-1 trading plan.

Severance and Change of Control Protection

We have entered into an employment agreement with our Chief Executive Officer, Mr. Orr, and offer letters with each of our other named executive officers. These agreements are described in more detail in “Potential Payments Upon Termination or Change of Control — Termination or Change of Control Arrangements.” These agreements provide severance compensation in the form of certain acceleration of outstanding equity awards if an executive’s employment is terminated under certain conditions, including a termination without cause or for good reason following a change of control of Aruba.

Except with respect to Mr. Orr and Mr. Ramachandran, these acceleration provisions apply only in connection with qualifying terminations that occur following a change of control of the Company. It is expected that Aruba from time to time will consider the possibility of an acquisition by another company or other change of control. In setting the terms of the acceleration of equity awards, we recognize that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. We also recognize that our named executive officers might not be retained in comparable positions by a large acquirer, and so the benefit of the equity award incentives provided to them might otherwise be forfeited upon a termination of employment by such acquirer. As a result, we believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize the value of Aruba upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security. Further, we felt that these levels of acceleration were necessary to recruit these individuals to their positions.

After the change of control provisions were put into place with respect to Mr. Orr, similar levels of acceleration were put into place for future named executive officers. Specifically, in February 2007, our Board of Directors established a policy that provided that all future option grants to our officers made under our 2007 Equity Incentive Plan would contain certain acceleration provisions. Under the policy, each such option will provide that 50% of the shares subject to the option will vest and become immediately exercisable in the event that the officer’s employment with us is involuntarily terminated within 12 months following a change of control. This was approved to standardize all future option grants for named executive officers.

Mr. Orr’s employment agreement also provides for acceleration of vesting of his outstanding equity awards in connection with a termination by the Company without cause or his resignation for good reason that is not in connection with a change of control of Aruba. This was part of the negotiation process and necessary to recruit Mr. Orr.

The severance arrangements that we have entered into with our named executive officers are designed to meet the above-stated objectives. These arrangements were entered into by Aruba to match what management’s knowledge and experience indicates was industry standard change of control and severance agreements used to attract and retain key executives.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs

In fiscal 2007, named executive officers other than our Chief Executive Officer were eligible to participate in our employee stock purchase plan. Mr. Orr, our Chief Executive Officer, was ineligible to participate in our employee stock purchase plan because the terms of the plan do not permit employees with ownership interests in the Company above certain levels to participate. This requirement was included in the plan to comply with U.S. tax laws that are applicable to employee stock purchase plans. In addition, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Aruba employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment.

We also maintain a tax-qualified 401(k) plan, which is broadly available to Aruba’s general US-based employee population. Under the 401(k) plan, all Company employees are eligible to participate and there is no Company match associated with this benefit. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

In our review and establishment of compensation programs and payments for fiscal 2007, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us or our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Aruba does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Aruba intends to consider amending the severance arrangements described above and structure our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Beginning on August 1, 2006 we began accounting for stock-based awards in accordance with the requirements of FAS 123(R). As described above, given the passage of FAS 123(R), the Compensation Committee is considering granting a combination of stock options and restricted stock units to all levels of employees on a going-forward basis.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Douglas Leone (Chairman)
Shirish S. Sathaye

Fiscal 2007 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended July 31, 2007.

			Option
Name and Principal Position	Fiscal Year	Salary ($)	Grants ($)(1)	Total ($)

Dominic P. Orr	2007	$300,000	$2,171,650	$2,471,650
President, Chief Executive Officer and Chairman of the Board
Steffan Tomlinson	2007	213,125	255,107	468,232
Chief Financial Officer
Keerti Melkote	2007	195,000	181,950	376,950
Vice President, Products and Partnerships
Richard Wilmer	2007	201,538	174,650	376,188
Vice President, Business Operations
Sriram Ramachandran	2007	187,625	286,249	473,874
Vice President, Engineering

(1)	Reflects the compensation expense reported by the Company for these awards in fiscal 2007 in accordance with FAS 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007, filed with the SEC on October 12, 2007. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information concerning grants of plan-based awards to each named executive officer during the fiscal year ended July 31, 2007.

			All Other Option
			Awards:
			Number of
			Securities	Exercise or Base	Grant Date Fair
			Underlying	Price of Option	Value of Stock and
Name	Grant Date	Approval Date	Options (#)	Awards ($)	Option Awards ($)(1)

Dominic P. Orr	—	—	—	$—	$—
Steffan Tomlinson	12/11/2006	12/4/2006	300,000	5.12	756,240
Keerti Melkote	12/11/2006	12/4/2006	400,000	5.12	1,008,320
Richard Wilmer	12/11/2006	12/4/2006	200,000	5.12	504,160
	3/16/2007	3/16/2007	100,000	7.98	349,870
Sriram Ramachandran	8/18/2006	8/18/2006	1,025,000	2.33	1,201,915

(1)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007, filed with the SEC on October 12, 2007. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table presents information concerning outstanding unexercised options for each named executive officer as of July 31, 2007.

	Option Awards
					Equity
					Incentive
					Plan
					Awards:
					Number of
					Securities
			Number of Securities		Underlying
			Underlying Unexercised		Unexercised	Option	Option
			Options (#)		Unearned	Exercise	Expiration
Name	Grant Date(1)		Exercisable	Unexercisable	Options (#)	Price ($)	Date

Dominic P. Orr	4/18/2006		5,659,142	—	4,578,160	$2.25	4/17/2016
Steffan Tomlinson	10/6/2005		400,000	—	216,667	1.25	10/5/2015
	12/11/2006	(2)	—	300,000	300,000	5.12	12/10/2016
Keerti Melkote	10/21/2003		27	—	27	0.12	10/20/2013
	10/6/2005		60,000	—	33,750	1.25	10/5/2015
	12/11/2006	(2)	—	400,000	400,000	5.12	12/10/2016
Richard Wilmer	6/29/2004		450,000	—	103,125	0.21	6/28/2014
	10/6/2005		60,000	—	33,750	1.25	10/5/2015
	12/11/2006	(2)	—	200,000	200,000	5.12	12/10/2016
	3/16/2007		—	100,000	100,000	7.98	3/15/2017
Sriram Ramachandran	8/18/2006		1,025,000	—	1,025,000	2.33	8/17/2016

(1)	Unless otherwise indicated, all options granted to named executive officers vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter.

(2)	Options vest over a three-year period, at a rate of 1/36th per month beginning after January 1, 2008.

Fiscal 2007 Option Exercises and Stock Vested

The following table presents certain information regarding the number of shares acquired and the value realized by each named executive officer during the fiscal year ended July 31, 2007, upon the exercise of stock options and the vesting of stock awards.

Option Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)(1)

Dominic P. Orr	1,000,000	$2,690,000
Steffan Tomlinson	—	—
Keerti Melkote	—	—
Richard Wilmer	—	—
Sriram Ramachandran	—	—

(1)	Reflects the difference between the fair market value of the Company’s Common Stock at the time of exercise and the exercise price of the option.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

Dominic P. Orr entered into an employment agreement with the Company in April 2006. The employment agreement provides that if a change of control of the Company occurs on or after April 10, 2007, Mr. Orr will receive acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the 12-month period immediately following the change of control. In addition, if Mr. Orr’s employment is terminated by the Company without “cause” or he resigns for “good reason,” as such terms are defined in his employment agreement, and he signs and does not revoke a release of claims against the Company, Mr. Orr will receive acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the six-month period immediately following his termination of employment.

Steffan Tomlinson executed an offer letter for employment with the Company in July 2005. The offer letter provides that if Mr. Tomlinson is involuntarily terminated without cause within 12 months following a change of control of the Company, as such terms are defined in the offer letter, Mr. Tomlinson will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Keerti Melkote executed an offer letter for employment with the Company in April 2002. The offer letter has no specific term and constitutes at-will employment. However, the terms of Mr. Melkote’s stock option agreements provide that in the event Mr. Melkote’s employment is involuntarily terminated within 12 months following a change of control, as such terms are defined in the stock option agreements, Mr. Melkote will receive accelerated vesting of 50% of any then unvested options.

Richard Wilmer executed an offer letter for employment with the Company in June 2004. The offer letter provides that if Mr. Wilmer is involuntarily terminated without cause within 12 months following a change of control of the Company, as such terms are defined in the offer letter, Mr. Wilmer will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time.

Sriram Ramachandran executed an offer letter for employment with the Company in July 2006. The offer letter provides that if a change of control of the Company had occurred prior to August 14, 2007, Mr. Ramachandran would have received acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the 18-month period immediately following the change of control. If a change of control occurs on or after August 14, 2007, Mr. Ramachandran will receive acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the 12-month period immediately following the change of control.

In addition, the Board of Directors established a policy in February 2007 that, with respect to future option grants to the Company’s officers under the 2007 Equity Incentive Plan, the related option agreements shall provide that 50% of the shares subject to each option will vest and become immediately exercisable in the event that the officer’s employment with the Company is involuntarily terminated within 12 months following a change of control of the Company.

Estimated Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2007 (July 31, 2007), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($20.08). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
		With no	After
		Change of	Change of
Name	Type of Benefit	Control ($)	Control ($)

Dominic P. Orr	Vesting Acceleration(1)	$14,841,567	$29,683,134	(2)

Steffan Tomlinson	Vesting Acceleration(1)	—	$4,793,902

Keerti Melkote	Vesting Acceleration(1)	—	$3,509,316

Richard Wilmer	Vesting Acceleration(1)	—	$3,443,303

Sriram Ramachandran	Vesting Acceleration(1)	—	$10,992,078	(3)

(1)	Reflects the aggregate market value of unvested options. Aggregate market value is computed by multiplying (i) the difference between $20.08 and the exercise price of the option, by (ii) the number of shares underlying unvested options at July 31, 2007.

(2)	Mr. Orr is entitled to such vesting acceleration benefits upon a change of control of the Company even if Mr. Orr’s employment is not terminated by the Company or he does not resign in connection with such change of control.

(3)	Mr. Ramachandran is entitled to such vesting acceleration benefits upon a change of control of the Company even if Mr. Ramachandran’s employment is not terminated by the Company or he does not resign in connection with such change of control.

Compensation of Directors

The following table provides information concerning the compensation paid by the Company to each of the Company’s non-employee directors for fiscal 2007. Dominic P. Orr and Keerti Melkote, who are employees, do not receive additional compensation for their service as directors.

	Option
Name	Awards ($)(1)(2)(3)	Total ($)

Bernard Guidon	$114,727	$114,727
Emmanuel Hernandez	48,134	48,134
Michael R. Kourey	32,585	32,585
Douglas Leone	55,795	55,795
Shirish S. Sathaye	55,795	55,795
Daniel Warmenhoven	135,013	135,013

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2007, filed with the SEC on October 12, 2007. These amounts do not correspond to the actual value that will be recognized by the directors.

(2)	In fiscal 2007, the Company’s non-employee directors received the following options to purchase shares of the Company’s Common Stock:

		Number of		Exercise Price per	Grant Date Fair
Name	Grant Date	Shares		Share ($)	Value ($)

Bernard Guidon	10/30/2006	20,000		$3.63	$36,430
	11/17/2006	20,000		4.94	48,700
Emmanuel Hernandez	12/11/2006	120,000		5.12	302,496
Michael R. Kourey	3/16/2007	100,000		7.98	349,870
Douglas Leone	12/11/2006	50,000	(4)	5.12	126,040
	3/5/2007	100,000		7.21	316,110
Shirish S. Sathaye	12/11/2006	50,000	(4)	5.12	126,040
	3/5/2007	100,000		7.21	316,110
Daniel Warmenhoven	—	—		—	—

(3)	As of July 31, 2007, the aggregate number of shares underlying options outstanding for each of the Company’s non-employee directors was:

Aggregate
Number of
Name	Shares

Bernard Guidon	327,000
Emmanuel Hernandez	120,000
Michael R. Kourey	100,000
Douglas Leone	100,000
Shirish S. Sathaye	100,000
Daniel Warmenhoven	—

(4)	This option grant was canceled on March 5, 2007.

Standard Director Compensation Arrangements

The Company uses equity compensation to attract and retain qualified candidates to serve on the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. Any change in director compensation is approved by the Board of Directors. The Board of Directors has not delegated any authority or responsibility to non-directors with respect to Board of Directors compensation.

Equity Compensation

Upon appointment to the Board of Directors, each non-employee director receives an initial option to purchase 50,000 shares of the Company’s Common Stock. Non-employee directors appointed to the Board of Directors after March 30, 2007, the closing date of the Company’s initial public offering, who have been directors for at least six months will receive an option to purchase 15,000 shares of the Company’s Common Stock on the date of each annual meeting of stockholders. Beginning on the date of the Company’s annual meeting of stockholders in 2009 and on the date of each annual meeting of stockholders thereafter, non-employee directors who were appointed to the Board of Directors on or prior to March 30, 2007, will receive an option to purchase 15,000 shares of the Company’s Common Stock. In addition, on the date of each annual meeting of stockholders, each non-employee director will receive an option to purchase 10,000 shares for each committee of the Board of Directors on which he or she serves as chairman, as well as an option to purchase 5,000 shares for each committee of the Board of Directors on which he or she serves as a non-chairman member. All awards granted under the automatic grant provisions will have a term of seven years and an exercise price equal to the fair market value on the date of grant. In addition, all such awards will be scheduled to vest in equal monthly installments over four years.

Other Arrangements

The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and Committee meetings.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to the Company’s employees and directors, as well as the number of shares of Common Stock remaining available for future issuance, under the Company’s equity compensation plans as of July 31, 2007.

(c)
	(a)		Number of Securities
	Number of		Remaining Available
	Securities to be	(b)	for Future Issuance
	Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights (#)	and Rights ($)	in Column(a) (#)

Equity compensation plans approved by security holders	21,917,611	$3.6625	4,358,925	(1)(2)(3)
Equity compensation plans not approved by security holders	—	—	—
Equity compensation plans assumed in connection with acquisitions	—	—	—

Total	21,917,611		4,358,925

(1)	This amount includes 1,000,000 shares available for future issuance under the Company’s Employee Stock Purchase Plan.

(2)	The Company’s 2007 Equity Incentive Plan incorporates an evergreen formula pursuant to which on August 1 of each year the aggregate number of shares reserved for issuance under the 2007 Equity Incentive Plan will increase by a number of shares equal to the lesser of (A) fifteen million (15,000,000) shares, or (B) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year.

(3)	The Company’s Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which on August 1 of each year the aggregate number of shares reserved for issuance under the Employee Stock Purchase Plan will increase by a number o f shares equal to the lesser of (A) six million (6,000,000) shares, or (B) two percent (2%) of the outstanding shares on the last day of the immediately preceding fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, as of October 26, 2007, for the following:

•	Each person (or group of affiliated persons) who is known by the Company to beneficially own 5% of the outstanding shares of the Company’s Common Stock;

•	Each of the Company’s non-employee directors;

•	Each of the Company’s named executive officers; and

•	All of the Company’s current directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares	%

5% Stockholders:
Matrix Partners VII, L.P.(3)	11,219,455	14.1
Bay Colony Corporate Center 1000 Winter Street, Suite 4500 Waltham, Massachusetts 02451
Entities affiliated with Sequoia Capital, L.P.(4)	13,659,581	17.2
3000 Sand Hill Road, Building 4, Suite 180 Menlo Park, California 94025
Entities affiliated with Trinity Ventures(5)	8,197,972	10.3
3000 Sand Hill Road, Building 4, Suite 160 Menlo Park, California 94025
Non-Employee Directors:
Bernard Guidon(6)	297,834	*
Emmanuel Hernandez(7)	30,000	*
Michael R. Kourey(8)	16,667	*
Douglas Leone(4)(9)	13,676,248	17.2
Shirish S. Sathaye(3)(10)	11,303,845	14.2
Daniel Warmenhoven(11)	410,000	*
Named Executive Officers:
Dominic P. Orr(12)	7,386,064	8.7
Steffan Tomlinson(13)	458,487	*
Keerti Melkote(14)	1,916,813	2.4
Sriram Ramachandran(15)	779,479	1.0
Richard Wilmer(16)	488,163	*
All current directors and executive officers as a group (11 persons)(17)	36,763,600	42.2

*	Represents less than 1%.

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Aruba Networks, Inc., 1322 Crossman Avenue, Sunnyvale, California 94089.

(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of October 26, 2007, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 79,348,936 shares of Common Stock outstanding on October 26, 2007.

(3)	Shirish Sathaye is a Managing Member of Matrix VII Management Co., L.L.C., the general partner of Matrix Partners VII, L.P. Mr. Sathaye, by virtue of his management position in Matrix VII Management Co., L.L.C., has sole voting and dispositive power with respect to these shares. Mr. Sathaye disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares.

(4)	Consists of (i) 10,568,502 shares held of record by Sequoia Capital X, (ii) 1,543,633 shares held of record by Sequoia Technology Partners X, (iii) 1,103,912 shares held of record by Sequoia Capital X Principals Fund, (iv) 418,240 shares held of record by Sequoia Capital Growth Fund III, (v) 4,604 shares held of record by Sequoia Capital Growth Partners III, and (vi) 20,690 shares held of record by Sequoia Capital Growth III Principals Fund. Douglas Leone is one of the managing members of SC X Management, L.L.C. and SCGF III Management, L.L.C., which are the general partners of these Sequoia funds, and exercises voting and investment power over the shares held by the Sequoia entities. Mr. Leone disclaims beneficial ownership of the shares held by the Sequoia entities except to the extent of his pecuniary interest in these entities.

(5)	Consists of (i) 4,574,096 shares held of record by Trinity Ventures VIII, L.P., (ii) 260,642 shares held of record by Trinity VIII Side-by-Side Fund, L.P., (iii) 84,044 shares held of record by Trinity VIII Entrepreneurs’ Fund, L.P., (iv) 3,132,698 shares held of record by Trinity Ventures VII, L.P., and (v) 146,492 shares held of record by Trinity VII Side-by-Side Fund, L.P. Lawrence K. Orr, Noel J. Fenton, Augustus O. Tai, Fred Wang, James G. Shennan, Jr., Kathleen A. Murphy, Timothy P. McAdam and Thomas C. Cole collectively serve as management members of Trinity TVL VIII, LLC, which is the general partner of Trinity Ventures VIII, L.P., Trinity VIII Side-by-Side Fund, L.P. and Trinity VIII Entrepreneurs’ Fund, L.P. Lawrence K. Orr, Noel J. Fenton, Augustus O. Tai, Fred Wang, Kathleen A. Murphy, Timothy P. McAdam, and Thomas C. Cole collectively serve as management members of Trinity TVL VII, LLC, which is the general partner of Trinity Ventures VII, L.P. and Trinity VII Side-By-Side Fund, L.P. The management members have shared voting control and dispositive power over all of the shares held by the Trinity entities. Each management member disclaims beneficial ownership of the shares held by the Trinity entities, except to the extent of each such management member’s pecuniary interest therein.

(6)	All such shares are subject to options that are exercisable within 60 days of October 26, 2007.

(7)	All such shares are subject to options that are exercisable within 60 days of October 26, 2007.

(8)	All such shares are subject to options that are exercisable within 60 days of October 26, 2007.

(9)	Consists of (i) 16,667 shares subject to options that are exercisable within 60 days of October 26, 2007 and (ii) 13,659,581 shares held of record by entities affiliated with Sequoia Capital, L.P. See footnote 4 above.

(10)	Consists of (i) 67,723 shares held of record by Mr. Sathaye, (ii) 16,667 shares subject to options that are exercisable within 60 days of October 26, 2007, and (iii) 11,219,455 shares held of record by Matrix Partners VII, L.P. See footnote 3 above.

(11)	All such shares are held of record by Warmenhoven Enterprises.

(12)	Consists of (i) 1,760,521 shares held of record by Mr. Orr, (ii) 279,939 shares held of record by Ardmore Ventures, (iii) 2,250 shares held of record by D. Orr Management Company, LLC, (iv) 112,500 shares held of record by Praia Grande Ventures, LP, and (v) 5,625,543 shares subject to options that are exercisable within 60 days of October 26, 2007.

(13)	Consists of (i) 987 shares held of record by Mr. Tomlinson, (ii) 57,500 shares held of records by the Tomlinson Family Trust U/A dtd 12/10/03, and (iii) 400,000 shares subject to options that are exercisable within 60 days of October 26, 2007. Voting and investment power over the shares held by the Tomlinson Family Trust U/A dtd 12/10/03 is shared by its co-trustees, Mr. Tomlinson and his wife.

(14)	Consists of (i) 1,847,921 shares held of record by Mr. Melkote, (ii) 84 shares held of record by Sneha Melkote, Mr. Melkote’s wife, (iii) 6,656 shares held of record by trusts for the benefit of Mr. Melkote’s children, (iv) 60,027 shares subject to options that are exercisable by Mr. Melkote within 60 days of October 26, 2007, and (v) 2,125 shares subject to options that are exercisable by Mrs. Melkote within 60 days of October 26, 2007.

(15)	All such shares are subject to options that are exercisable within 60 days of October 26, 2007.

(16)	Consists of (i) 1,263 shares held of record by Mr. Wilmer and (ii) 486,900 shares subject to options that are exercisable within 60 days of October 26, 2007.

(17)	Includes 7,731,909 shares subject to options that are exercisable within 60 days of October 26, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. The Company will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the Company. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

The Company has entered into indemnification agreements with its directors and its chief financial officer. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of the Company’s directors in any action or proceeding

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations that no other forms were required to be filed during fiscal 2007, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process; and by monitoring compliance with applicable laws, regulations and policies. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm;

•	received from and discussed with PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and discussed with PricewaterhouseCoopers LLP their independence; and

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as currently in effect.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Emmanuel Hernandez (Chairman)
Bernard Guidon
Michael R. Kourey

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxyholders will vote the shares they represent in accordance with their best judgment.

THE BOARD OF DIRECTORS

Sunnyvale, California

November 7, 2007

ARUBA NETWORKS, INC. 1322 CROSSMAN AVE SUNNYVALE, CA 94089 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Aruba Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aruba Networks, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ARUNT1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
ARUBA NETWORKS, INC.
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. Vote On Directors 1.ELECTION OF DIRECTORS Nominees:
For All
Withhold All
For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 01) Dominic P. Orr05) Michael R. Kourey 02) Keerti Melkote06) Douglas Leone 03) Bernard Guidon07) Shirish S. Sathaye 04) Emmanuel Hernandez 08) Daniel Warmenhoven
Vote On Proposal 000
For Against Abstain
2.Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008. 000
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated. YesNo
Please indicate if you plan to attend this meeting.00 Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ARUBA NETWORKS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 18, 2007
The undersigned hereby appoints STEFFAN C. TOMLINSON and ALEXA E. KING, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Aruba Networks, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00pm Pacific Time on December 18, 2007, at 1322 Crossman Avenue, Sunnyvale, California 94089, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Address Changes/Comments: ___
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE